Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com

Otelco Reports First Quarter Results

ONEONTA, Alabama (May 6, 2008) - Otelco Inc. (AMEX: OTT; TSX: OTT.un), the sole wireline telephone services provider in several rural communities in Alabama, Maine and Missouri, today announced results for its first quarter ended March 31, 2008. Key quarterly highlights for Otelco include:

•	Total revenues of $17.9 million.
•	Operating income of $5.1 million.
•	Adjusted EBITDA (as defined below) of $8.9 million.

“Our business delivered solid operating and financial performance during the first quarter,” stated Mike Weaver, President and Chief Executive Officer of Otelco. “Key operating highlights include a 1.0% increase in access line equivalents when comparing the first quarter results with the fourth quarter of 2007. This increase is primarily attributable to a 4.7% increase in RLEC data lines and a 2.9% increase in CLEC voice lines. Our bundled product offerings including our digital high-speed data lines continue to be very successful as 38.0% of our eligible Alabama and Missouri customers now participate in one of these packages.

“We also delivered solid increases in revenue and operating income, which increased 4.0% and 7.8%, respectively, from the year-ago period. Adjusted EBITDA was $8.9 million for the quarter, a 1.7% increase from a year ago,” added Weaver. “Bottom line performance also improved from the year-ago period as we reported net income $0.4 million or diluted net income per share of $0.03 compared to a net loss of $0.1 million or $0.03 per diluted net income per share a year ago. We invested over $2.4 million in our infrastructure to serve both our current and future customers and delivered out thirteenth consecutive IDS distribution. That demonstrates our continued focus on generating solid operating and financial performance while also exploring strategic expansion opportunities to further grow our business.”

Distribution to IDS Holders

Each quarter, the Board considers the declaration of dividends during its normally scheduled meeting. For the first quarter of 2008, the Board is meeting on May 14, 2008. The scheduled interest and any dividend declared will be paid on June 30, 2008 to holders of record as of the close of business on June 13, 2008. The interest payment will cover the period from March 30, 2008 through June 29, 2008.

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Otelco Reports First Quarter Results

May 6, 2008

First Quarter 2008 Financial Summary
(Dollars in thousands, except per share amounts)

			Change
	1Q 2007	1Q 2008	Amount	Percent
Revenues	$17,172	$17,859	$687	4.0%
Operating income	$4,770	$5,140	$370	7.8%
Interest expense	$(5,376)	$(4,683)	$(693)	(12.9)%
Net income available to stockholders	$(118)	$408	$526	445.8%
Basic net income per share	$(0.01)	$0.03	$0.04	400.0%
Diluted net income per share	$(0.03)	$0.03	$0.06	200.0%

Adjusted EBITDA(a)	$8,700	$8,854	$154	1.8%
Capital expenditures	$1,375	$2,413	$1,038	75.5%

Reconciliation of Adjusted EBITDA to Net Income
	Three Months Ended
	March 31,
	2007	2008
Adjusted EBITDA
Net Income	$(118)	$408
Add: Depreciation	2,980	2,756
Interest Expense, net of premium	4,978	4,097
Interest Expense - Caplet Cost	398	230
Interest Expense - Amortize Loan Cost	-	372
Interest Expense - Premium	-	(17)
Gain/Loss from Investments	-	(44)
Income Tax Expense	12	175
Change in Fair Value of Derivatives	(218)	241
Loan Fees	19	19
Amortization - Intangibles	649	617
Adjusted EBITDA	$8,700	$8,854

(a) Adjusted EBITDA is defined as consolidated net income (loss) plus interest expense, depreciation and amortization, income taxes and certain non-recurring fees, expenses or charges and other non-cash charges reducing consolidated net income. Adjusted EBITDA is not a measure calculated in accordance with generally acceptable accounting principles (GAAP). While providing useful information, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP. The Company believes Adjusted EBITDA is useful as a tool to analyze the Company on the basis of operating performance and leverage. The definition of Adjusted EBITDA corresponds to the definition of Adjusted EBITDA in the indenture governing the Company’s senior subordinated notes and its credit facility and certain of the covenants contained therein. The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
Key Operating Statistics	2006	2007	1Q 2008
RLEC access lines
Voice lines	37,736	36,687	36,239
Data lines	10,016	12,160	12,729
Access Line Equivalents	47,752	48,847	48,968

CLEC access lines
Voice lines	14,267	16,973	17,457
Data lines	2,016	2,571	2,602
Access Line Equivalents	16,283	19,544	20,059
Total Otelco Access
Line Equivalents	64,035	68,391	69,027
Cable television customers	4,188	4,169	4,175
Dial-up internet customers	19,587	15,249	14,290

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Otelco Reports First Quarter Results

May 6, 2008

FINANCIAL DISCUSSION FOR FIRST QUARTER 2008:

Revenue

Total revenues grew 4.0% in the three months ended March 31, 2008 to $17.9 million from $17.2 million in the three months ended March 31, 2007. The growth in revenue reflected growth in CLEC customers in Maine and increased digital Internet lines throughout the areas we serve. Local services revenue grew 6.0% in the first quarter to $6.7 million from $6.3 million in the quarter ended March 31, 2007. Network access revenue was flat in the first quarter at $6.4 million compared with the quarter ended March 31, 2007. Cable television revenue in the three months ended March 31, 2008 was flat at $0.5 million when compared to the three months ended March 31, 2007. Internet revenue for the first quarter 2008 increased 6.4% to $3.0 million from $2.8 million in the quarter ended March 31, 2007. Transport services revenue grew 12.8% to $1.1 million in the three months ended March 31, 2008 from $1.0 million in the same period in 2007.

Operating Expenses

Operating expenses in the three months ended March 31, 2008 increased 2.6% to $12.7 million from $12.4 million in the three months ended March 31, 2007. Cost of services increased 6.1% to $6.7 million from $6.3 million in the quarter ended March 31, 2007. The cost associated with increased CLEC revenue in Maine, increased long distance and Internet bandwidth requirements to support additional market penetration, and higher cost of living expense were partially offset by network and organizational efficiencies. Selling, general and administrative expenses increased 7.7% to $2.7 million in the quarter ended March 31, 2008 from $2.5 million in the quarter ended March 31, 2007. Acquisition investigation expenses, increased Sarbanes Oxley expense and higher cost of living expense were partially offset by lower operating taxes and organizational efficiencies. Depreciation and amortization for first quarter decreased 7.1% to $3.4 million from $3.6 million.

Interest Expense

Interest expense decreased 12.9% to $4.7 million in the quarter ended March 31, 2008 from $5.4 million a year ago, reflecting the reduction in total senior and subordinated debt after the sale of 3,000,000 Income Deposit Securities units in July 2007 and a lower margin on senior debt.

Adjusted EBITDA

Adjusted EBITDA for the three months ended March 31, 2008 was $8.9 million, up 1.7% over the same period in 2007. See financial tables for a reconciliation of Adjusted EBITDA to net income.

Balance Sheet

As of March 31, 2008, the Company had cash and cash equivalents of $13.1 million and total long-term debt of $170.0 million. The first quarter distribution of $5.3 million in interest and dividends to our share owners and $0.3 million to our bond holders occurred on March 31, 2008. This was the Company’s thirteenth consecutive distribution since going public in 2004.

Capital Expenditures

Capital expenditures were $2.4 million for the quarter. The Company added enhanced network capability to serve competitive customers in Maine; continued to upgrade its rural facilities in all three states, including additional data line capacity; and other upgrades to its network and switching facilities.

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Otelco Reports First Quarter Results

May 6, 2008

First Quarter Earnings Conference Call

Otelco has scheduled a conference call, which will be broadcast live over the Internet, on Wednesday, May 7, 2008, at 11:00 a.m. ET. To participate in the call, dial (913) 312-0939 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the Company's Web site at www.otelcoinc.com or www.earnings.com. To listen to the live call online, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, a replay of the Web cast will be available on the Company's website at www.otelcoinc.com or www.earnings.com for 30 days. A one-week telephonic replay may also be accessed by calling 719-457-0820 and using the passcode 3009482.

ABOUT OTELCO

Otelco Inc., headquartered in Oneonta, Alabama, provides wireline telephone services in Alabama, Maine and Missouri. The Company’s services include local and long distance telephone, network access, transport, digital high-speed and dial-up Internet access, cable television and other telephone related services. With over 69,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 40 largest local exchange carriers in the United States based on number of access line. Otelco operates six incumbent telephone companies serving rural markets, or rural local exchange carriers, each of which can trace its history as a local telecommunications provider as far back as the early 1900s. It also provides competitive telephone services through several subsidiaries. For more information, visit the Company’s web site at www.otelcoinc.com.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief,” “expects,” ‘intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

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Otelco Reports First Quarter Results

May 6, 2008

OTELCO INC.
Consolidated Balance Sheets

	As of	As of
	December 31, 2007	March 31, 2008
		(unaudited)
Assets
Current Assets
Cash and cash equivalents	$12,810,497	$13,060,349
Accounts receivable:
Due from subscribers, net of allowance
for doubtful accounts of $257,862 and
$154,533 respectively	2,753,451	2,582,996
Unbilled receivables	2,616,867	2,613,341
Other	1,760,207	1,895,040
Materials and supplies	1,991,724	2,220,045
Prepaid expenses	1,149,180	929,204
Income tax receivable	469,546	214,440
Deferred income taxes	1,486,439	1,486,439
Total current assets	25,037,911	25,001,854

Property and equipment, net	54,610,355	54,094,244
Goodwill	134,570,435	134,570,435
Intangible assets, net	9,514,772	9,087,441
Investments	1,207,183	1,200,805
Deferred financing costs	5,878,943	5,506,116
Interest rate cap	1,510,951	175,154
Deferred charges	155,573	210,824
Total assets	$232,486,123	$229,846,873

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,058,989	$1,949,632
Accrued expenses	3,716,880	3,906,316
Advanced billings and payments	2,077,713	2,094,662
Customer deposits	185,147	194,412
Total current liabilities	8,038,729	8,145,022

Deferred income taxes	25,223,656	25,223,656
Advance billings and payments	797,498	767,325
Other liabilities	183,756	176,801
Long-term notes payable	170,019,705	170,002,185
Total liabilities	204,263,344	204,314,989
Derivative liability	814,005	798,437
Class B common convertible to senior
subordinated notes	4,085,033	4,085,033

Stockholders’ equity
Class A Common stock, $.01 par value-authorized
20,000,000 shares; issued and outstanding 12,676,733
shares	126,767	126,767
Class B Common stock, $.01 par value-authorized
800,000 shares; issued and outstanding
544,671 shares	5,447	5,447
Additional paid in capital	28,215,056	25,980,782
Retained deficit	(4,084,797)	(3,676,758)
Accumulated other comprehensive income (loss)	(938,732)	(1,787,824)

Total stockholders’ equity	23,323,741	20,648,414

Total liabilities and stockholders’ equity	$232,486,123	$229,846,873

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Otelco Reports First Quarter Results

May 6, 2008

OTELCO INC.
Consolidated Statements of Operations
(unaudited)
	Three Months Ended
	March 31,
	2007	2008
Revenues
Local services	$6,348,496	$6,726,190
Network access	6,437,589	6,437,654
Cable television	547,527	546,162
Internet	2,820,298	3,001,466
Transport services	1,018,483	1,147,948
Total revenues	17,172,393	17,859,420

Operating expenses
Cost of services and products	6,271,057	6,652,111
Selling, general and administrative
expenses	2,501,800	2,693,983
Depreciation and amortization	3,629,091	3,373,248
Total operating expenses	12,401,948	12,719,342

Income from operations	4,770,445	5,140,078

Other income (expense)
Interest expense	(5,376,264)	(4,682,840)
Change in fair value of derivative	217,868	(240,905)
Other income	281,449	366,580
Total other expense	(4,876,947)	(4,557,165)

Income (loss) before income taxes	(106,502)	582,913

Income tax expense	(11,705)	(174,874)

Net income (loss) available to common
stockholders	$(118,207)	$408,039

Weighted average shares outstanding:
Basic	9,676,733	12,676,733
Diluted	10,221,404	13,221,404

Net income (loss) per share:
Basic	$(0.01)	$0.03
Diluted	$(0.03)	$0.03

Dividends declared per share	$0.18	$0.18

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Otelco Reports First Quarter Results

May 6, 2008

OTELCO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	Three Months Ended
	March 31,
	2007	2008
Cash flows from operating activities:
Net income (loss)	$(118,207)	$408,039
Adjustments to reconcile net income to cash
flows from operating activities:
Depreciation	2,980,190	2,756,265
Amortization	648,901	616,983
Interest rate caplet	227,478	230,232
Amortization of debt premium	-	(17,520)
Amortization of loan costs	398,121	372,828
Change in fair value of derivative	(217,868)	240,905
Provision for uncollectible revenue	17,242	54,756
Changes in assets and liabilities; net of assets and
liabilities acquired:
Accounts receivables	(113,935)	(15,608)
Material and supplies	(57,661)	(228,321)
Income tax receivable	-	219,976
Prepaid expenses and other assets	258,500	255,106
Accounts payable and accrued liabilities	(3,031,369)	80,081
Advance billings and payments	23,892	(13,224)
Other liabilities	8,810	2,310
Net cash from operating activities	1,024,094	4,962,808

Cash flows from investing activities:
Acquisition and construction of property and equipment	(1,374,914)	(2,413,008)
Proceeds from retirement of investment	7,871	-
Deferred charges	(6,428)	(65,674)
Net cash from investing activities	(1,373,471)	(2,478,682)

Cash flows from financing activities:
Cash dividends paid	(3,411,048)	(2,234,274)
Net cash from financing activities	(3,411,048)	(2,234,274)

Net increase (decrease) in cash and cash equivalents	(3,760,425)	249,852
Cash and cash equivalents, beginning of period	14,401,849	12,810,497

Cash and cash equivalents, end of period	$10,641,424	$13,060,349

Supplemental disclosures of cash flow information:
Interest paid	$7,401,647	$4,222,443

Income taxes received	$(173,718)	$(229,106)